EXHIBIT 99.1


BUSINESS BANCORP AND MCB FINANCIAL COMPLETE MERGER OF EQUALS

MERGER CREATES DYNAMIC CALIFORNIA MIDDLE-MARKET BANKING FRANCHISE
SAN BERNARDINO & SAN RAFAEL, Calif. Jan. 3, 2002--Business Bancorp (Nasdaq/NMS:BZBC) and MCB Financial Corporation (AMEX:MCB) today announced they have completed their merger of equals. The surviving name of the combined institutions will be Business Bancorp and its shares will trade on Nasdaq's National Market System.

"With approximately $600 million in assets along with our Southern and Northern California operations, we are looking forward to increasing our growth in a very efficient manner," said Alan Lane, CEO of Business Bancorp. "I am delighted that Charlie Hall will serve as President and Chief Operating of the holding company and as CEO of the bank subsidiary."

"The combination of these two organizations provides a number of enhanced benefits to customers including expanded services, numerous convenient locations, higher lending capacity and broader banking product offerings, while delivering the same personalized attention and high quality banking services that our customers are accustomed to," said Charles O. Hall, President and Chief Operating Officer of Business Bancorp.

Under the terms of the agreement, MCB Financial shareholders will receive 1.1763 shares of Business Bancorp common stock in exchange for each share of MCB Financial stock they own. A cash payment will be made in lieu of fractional shares. MCB shareholders who are holding certificates will receive instructions for exchanging their certificates in the next few weeks. MCB shareholders who hold shares in a brokerage account need do nothing, because the brokerage firm will automatically process the exchange. Existing BZBC stock certificates remain valid and shareholders do not need to take any action.

Business Bancorp now has assets of approximately $600 million, and operates 16 branches in Northern and Southern California serving the needs of mid-market businesses.

Business Bancorp is a bank holding company that owns 100% of the capital stock of Business Bank of California, the company's principal operating subsidiary. Business Bank of California has served the Inland Empire since 1984. The bank operates ten branches in the cities of Corona, Hemet, Hesperia, Ontario, Phelan, Redlands, Riverside and San Bernardino and will now serve customers throughout the San Francisco Bay Area and Southern California with offices located in San Rafael, Petaluma, San Francisco, South San Francisco, Hayward and Upland. The institution is strongly focused on providing high quality, personalized services to small businesses, professionals and consumers. The Company's trading recently moved to the NASDAQ National Market System from the small cap market and stock will continue to trade


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with the ticker symbol BZBC. For more information regarding Business Bancorp stock, please utilize the symbol BZBC or access the web at www.businessbank.com.

This document may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Those factors include, but are not limited to, successful integration of both bank's operations, the ability to realize anticipated cost savings, changes in the demographic make-up of the combined bank's market, changes in the local economy, and fluctuation in demand for the business banking products and services. For a discussion of factors that could cause actual results to differ, please see the publicly available Securities and Exchange Commission filings for MCB Financial Corp and Business Bancorp, including their Annual Report on Form 10-KSB for the year ended December 31, 2000.

Contact:
     The Cereghino Group
     Becky Pendleton Reid, 206/762-0993
     www.stockvalues.com
     or
     MCB Financial Corporation
     Charles Hall/Patrick Phelan, 415/459-2265 or
     Business Bancorp
     Alan Lane, 909/888-2265



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